FOR IMMEDIATE RELEASE

LIONSGATE COMPLETES DELEVERAGING TRANSACTION

$100 Million of Notes Converted into Common Stock at Premium to Market Price

SANTA MONICA, Calif., and VANCOUVER, British Columbia, July 20, 2010 — Lions Gate Entertainment Corp. (NYSE: LGF) (the “Company”) announced that today it had completed a deleveraging transaction in which approximately $100 million of its senior subordinated notes were converted into common shares at an effective conversion price of $6.20 per share.  The conversion price represented a 2.8% premium to Monday’s closing price of the Company’s common stock.

The transaction is a key part of the Company’s previously announced plan to reduce its total debt, as well as its nearer term maturities.

The transaction was effected by the Company’s wholly owned subsidiary Lions Gate Entertainment Inc. (“LGEI”) pursuant to the exchange of $36,009,000 in aggregate principal amount of its 3.625% Convertible Senior Subordinated Notes due 2025 and $63,709,000 in aggregate principal amount of 2.9375% Convertible Senior Subordinated Notes due 2024 in a private transaction.  The notes were exchanged for new notes which were identical to the old notes but had an extended maturity date and extended put rights by two years and were immediately convertible at an initial conversion rate of 161.2903 Common Shares of the Company per $1000 of notes.  The notes were subsequently converted into 16,236,305 common shares.

Neither this press release nor the Report on Form 8-K that will be filed with respect to the transaction constitutes an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall they constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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For further information, contacts:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com